Prospectus Supplement No. 6	As Filed Pursuant to Rule 424(b)(3)
(To Prospectus dated April 25, 2022)	Registration No. 333-264231
Registration No. 333-264465

27,270,720 Units consisting of

Common Stock or Pre-Funded Warrants to Purchase Common Stock and

Class A Warrants to Purchase Common Stock

This prospectus supplement updates and supplements the prospectus dated April 25, 2022 (the “Prospectus”), which forms a part of our Registration Statement on Form S-1, as amended (Registration No. 333-264231) and our additional Registration Statement on Form S-1 (Registration No. 333-264465) filed pursuant to Rule 462(b) promulgated under the Securities Act of 1933, as amended (the “Securities Act”) (collectively, the “Registration Statements”). This prospectus supplement is being filed to update and supplement the information in the Prospectus with the information contained in our Current Report on Form 8-K, filed with the Securities and Exchange Commission on August 26, 2022 (the “Current Report on Form 8-K”). Accordingly, we have attached the Current Report on Form 8-K to this prospectus supplement.

The Prospectus and this prospectus supplement relate to the issuance by us of an aggregate of 27,270,720 Units consisting of one share of our common stock, par value $0.0001 per share (the “Common Stock”), or one pre-funded warrant in lieu thereof, and one Class A Warrant to purchase one share of Common Stock.

The Prospectus and this prospectus supplement also relate to the issuance by us of the Common Stock issuable from time to time upon exercise of the Class A Warrants and pre-funded warrants offered pursuant to the Registration Statements.

This prospectus supplement should be read in conjunction with the Prospectus as amended and supplemented to date. This prospectus supplement updates and supplements the information in the Prospectus. If there is any inconsistency between the information in the Prospectus and this prospectus supplement, you should rely on the information in this prospectus supplement.

The Common Stock is listed on the Nasdaq Global Market (“Nasdaq”) under the symbol “CRXT.” The last reported sale price of the Common Stock on Nasdaq on August 25, 2022 was $0.2166 per share.

There is no established trading market for the pre-funded warrants or Class A Warrants and we do not expect an active trading market to develop. We do not intend to list the pre-funded warrants or the Class A Warrants on any securities exchange or other trading market. Without an active trading market, the liquidity of these securities will be limited.

Investing in our securities involves risks. See “Risk Factors” beginning on page 7 of the Prospectus before you make an investment in our securities.

Neither the U.S. Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of the Prospectus or this prospectus supplement. Any representation to the contrary is a criminal offense.

Maxim Group LLC

Prospectus Supplement dated August 26, 2022.

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 22, 2022

CLARUS THERAPEUTICS HOLDINGS, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-39802	85-1231852
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

555 Skokie Boulevard, Suite 340 Northbrook, Illinois	60062
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (847) 562-4300

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common stock, par value $0.0001 per share	CRXT	The Nasdaq Global Market
Warrants to purchase one share of common stock at an exercise price of $11.50	CRXTW	The Nasdaq Global Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 3.01	Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

As previously disclosed, on February 18, 2022, Clarus Therapeutics Holdings, Inc. (“Clarus”) received two written notifications from the Listing Qualifications Department of The Nasdaq Stock Market LLC (“Nasdaq”). The first notification indicated that as of February 18, 2022, Clarus did not meet the $15,000,000 minimum market value of publicly held shares required to maintain continued listing as set forth in Nasdaq Marketplace Rule 5450(b)(2)(C) (the “MVPHS Rule”) for the 33-business day period ended February 17, 2022. The second notification indicated that as of February 18, 2022, Clarus did not meet the $50,000,000 minimum market value of listed securities required to maintain continued listing as set forth in Nasdaq Marketplace Rule 5450(b)(2)(A) (the “MVLS Rule” and together with the MVPHS Rule, the “Rules”) for the 30-business day period ended February 17, 2022. Clarus was given 180 days from the date of notification, or until August 17, 2022, to regain compliance with the Rules.

On August 22, 2022, Clarus received a staff determination letter from Nasdaq notifying it that it had not regained compliance with the Rules. The letter stated that unless Clarus requests an appeal, Clarus’ common stock would be suspended at the opening of business on August 31, 2022 and that Nasdaq would file a Form 25-NSE with the Securities and Exchange Commission, which will remove Clarus’ securities from listing and registration on the Nasdaq.

Upon suspension from Nasdaq, Clarus expects its securities to begin trading on the OTC Markets’ “OTC Pink Market” tier.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: August 26, 2022	CLARUS THERAPEUTICS HOLDINGS, INC.

	By:	/s/ Robert E. Dudley
	Name:	Robert E. Dudley
	Title:	Chief Executive Officer